“CORPORATE BYLAWS OF

PORTATEL DEL SURESTE, S.A. DE C.V.

NAME

ARTICLE ONE.  The name of the company is “PORTATEL DEL SURESTE”. This name shall always be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE or the initials “S.A. DE C.V.” (hereinafter, the “Company”).

PURPOSE

ARTICLE TWO.- The purpose of the Company shall be:

1.-The installation, operation and commercial exploitation of the mobile radiotelephony public service according to the license, permit or concession that may be granted by the Ministry of Communication and Transportation;

2.-The purchase, sale, import, export, distribution, installation, lease and, in general, the performance of all kinds of negotiations and contracting related to radiocommunication telephone sets in mobile or fixed units, telex, telefax, antennae, parabolic antennae, mobile telephony and any other device related to the conduction of communication signals;

3.-In general, perform any type of activity related to the telecommunications industry, including the acquisition by any legal means, management, operation or maintenance of telecommunication networks for the transfer of voice or video information signals, the provision of information, voice or video signal transmission services, or by any other means; the supply of equipment to be used at the facilities of users, the provision of value added services and the marketing of such assets and services for wholesale or retail;

4.-The promotion and industrial and commercial development of both domestic and foreign companies;

5.-To promote, constitute, establish, organize, encourage, exploit, manage and represent all kinds of business corporations or partnerships of all kinds, including the acquisition or subscription of shares and partnership interests of such companies;

6.-The acquisition, negotiation, custody and disposal of any certificates, shares, bonds, debentures, and in general, credit instruments, securities and partnership interests of business corporations, partnerships or associations of any kind, both domestic and foreign;

7.-To borrow and/or lend credit for companies where it holds a direct or indirect interest in their capital stock and guarantee them by bonds, endorsements, mortgages, pledges, joint obligations, trusts or any other guarantees, and guarantee obligations of third parties;

8.-To obtain by any legal means, all kinds of loans, credits and financing, including, without limitation, the issuance of bonds, notice of foreclosure, mortgage or unsecured obligations and commercial paper, with the intervention of the institutions or authorities provided by the applicable laws and extend by any legal means all kinds of loans, credits, financing and all other resources that may be necessary, with or without specific guarantee to companies or partnerships in which it owns shares or where it holds an interest, either directly or indirectly;

9.-To issue, draw, endorse, accept, discount, subscribe, acquire, assign, dispose of and, in general, trade in all kinds of credit instruments and real estate securities, including, without limitation, shares, debentures, partnership interests or interests in other companies or business;

10.-To obtain, acquire, register, trade and grant the use and enjoyment of all kinds of patents, trademarks, trade names, franchises, inventions, processes, options and copyrights, produce and use works that may be protected by copyrights and related rights, and acquire title to the rights therein, and perform any juridical action in that respect, both in Mexico and abroad;

11.-To provide all kinds of technical, administrative, supervision, organization, marketing, research, development, engineering, human resources, legal, public relations services or advisories, and in general, in connection with any kind of services related to the industrial, commercial or service activities of companies, partnerships, both in the Mexican Republic and abroad and receive such services;

12.-To acquire, possess, import, export, dispose of, build, lease, purchase, sell, encumber, mortgage, trade, take and grant the use and enjoyment by any means permitted by Law of personal and real properties, and real rights thereon, and personal rights, which are necessary or appropriate for its corporate purpose or for the business of business corporations or partnerships where the Company holds an interest or share, either directly or indirectly;

13.-To take all kinds of actions and execute all kinds of agreements, covenants and operations, both civil and commercial and the performance of all acts necessary for the attainment of its corporate purpose; and

14.-To carry out or conduct all other acts of trade in which a Mexican business corporation may be legally engaged, upon the terms of the Law.

TERM OF EXISTENCE

ARTICLE THREE.- The term of existence of the Company is indefinite.

DOMICILE

ARTICLE FOUR.- The domicile of the Company is Mexico City, Federal District. However, the Company may open branches, agencies and offices and establish contractual domiciles elsewhere in the Mexican Republic or abroad.

NATIONALITY

ARTICLE FIVE.- The Company is Mexican and shall be ruled by the applicable laws of the United Mexican States. The current or future foreign shareholders of the Company agree with the Ministry of Foreign Affairs to be considered as Mexicans with respect to the shares of the Company they may acquire or hold and not to invoke, therefore, the protection from their governments concerning such shares, otherwise being subject to the penalty of forfeiting any shares they shall have acquired to the benefit of the Mexican Nation.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE SIX.- The capital stock is variable. The fixed minimum capital stock without withdrawal right is the amount of $5’000,000.00 (five million pesos 00/100 Mexican Currency), and is represented by 5’000,000.00 (five million) common registered shares, without par value, and the variable capital shall be unlimited.

The shares of capital stock may be subscribed or acquired by individuals or companies of any nationality, except for countries, sovereigns or foreign governments.

The shares of capital stock both in its fixed and in its variable portions shall be divided into two series identified as Series “1”, for shares of fixed capital stock, and Series “2”, for shares of variable capital stock.

The shares of capital stock of the Company may be divided into Series and Subseries. The General Shareholders Meeting may resolve the issuance of shares of Series and Subseries that grant to their holders special rights other than those of the other shares of capital stock, as long as the provisions of Article 17 of the General Law of Business Corporations are observed. All shares in their respective Series and Subseries shall grant the same rights and obligations to their holders.

PROVISIONAL AND DEFINITIVE SHARE CERTIFICATES

ARTICLE SEVEN.- Shares shall be indivisible and, except for the limitations and rights provided by these corporate bylaws, they shall grant the same rights and obligations to their holders.

Outstanding shares are also entitled to the payment of dividends or other distributions, including those made as a consequence of the liquidation of the Company.

Shares shall be represented by definitive or provisional certificates evidencing one or more shares. As long as no definitive certificates are issued, provisional share certificates may be issued.

The provisional and definitive share certificates may evidence one or more shares and shall be signed by one regular member of the Board of Directors identified as “A”, and one regular member of the Board of Directors identified as “B”, whose signatures may be printed in facsimile upon the terms of section VIII of Article 125 of the General Law of Business Corporations and shall also include the legend referred to in Article Five of these corporate bylaws.

In case of loss, destruction or theft of any share certificates, their holder must request the replacement thereof in the manner provided by the General Law of Credit Instruments and Operations. Any expenses accrued by virtue thereof shall borne by the party requesting the same.

SHARE REGISTRY

ARTICLE EIGHT.- The Company shall keep a Share Registry Book in which all subscription, cancellation, acquisition or transfer transactions to which the shares of capital stock of the Company are subject must be included, specifying the subscriber, acquiror or previous owner and the new shareholder. All entries made in the Share Registry Book of the Company must be signed by the two Co-Secretaries of the Board of Directors, except for any entries which (i) are derived from the transfer of shares as a result of defaults or insurmountable disagreements under agreements or contracts executed between the shareholders of the Company, as long as the same is contemplated under the corresponding agreement, and (ii) evidence the registration of conversion of the obligations issued by the Company in shares of capital stock of the Company, which may be signed by only one of the Co-Secretaries of the Board of Directors.

The Share Registry Book of the Company shall be kept at the domicile agreed to in writing by the shareholders of the Company at a meeting or without holding a meeting, and access must be provided to the same at any time in an unrestricted and unconditional manner to any of the Co-Secretaries or members of the Board of Directors, upon joint written request, Likewise, simple copies or copies certified by a Notary Public of one or more minutes or resolutions transcribed in such minutes book must be delivered within 3 (three) business days of the date any of the Co-Secretaries or members of the Board of Directors request the same in writing.

CAPITAL INCREASES

ARTICLE NINE.- The capital stock of the Company in its fixed minimum portion may only be increased by resolution of the General Extraordinary Shareholders Meeting, and the corresponding minutes must be notarized and filed in the Public Registry of Commerce.

Any other increase in the variable portion of the capital stock may be made by resolution of the General Ordinary Shareholders Meeting, and the corresponding minutes must be notarized, without the filing thereof in the Public Registry of Commerce being necessary.

No increase may be resolved without the shares previously issued being fully subscribed and paid.

Capital increases may be made by capitalization of net worth accounts, pursuant to Article 116 of the General Law of Business Corporations or by contribution in cash or in kind.

In capital increases by capitalization of net worth accounts, all the Shareholders of the Company shall be entitled to the pro rata portion corresponding to them in such account, according to their respective shareholdings.

In capital increases, the Shareholders of the Company shall have a preferential right to subscribe for the newly issued shares, in proportion to the number of shares held by them at the time of the increase.

The shareholders of the Company must exercise their preferential right within the term and pursuant to the conditions established to such effect by the Meeting that resolves the capital increase, provided that the term may not be less than fifteen nor more than thirty days, and that the same shall be computed from the date of publication of the corresponding notice in the Federal Register, or from the date of holding of the respective Meeting, in the event that all shares into which the capital stock is divided shall have been represented thereat.

If after the expiration of the term during which the shareholders of the Company must exercise the preferential right, any shares remain unsubscribed, these may be kept at the Company’s treasury for subsequent placement in the form and upon the terms determined by the General Shareholders Meeting, or by delegation thereof to the Board of Directors, but at all times upon terms which are not more favorable than those in which they shall have been offered to the shareholders of the Company.

Any capital increase must be filed in the Capital Variations Book to be kept by the Company to such effect and the corresponding entry must be signed by the two Co-Secretaries of the Board of Directors.

The Company’s Capital Variations Book shall be kept at the domicile agreed in writing by the shareholders at a meeting or without holding a meeting and access thereto must be given at any time in an unrestricted and unconditional manner to any of the Chairman of the Board of Directors, the Co-Secretaries of the Board of Directors or members of the Board of Directors upon request. Likewise, simple copies or copies certified by a Notary Public of one or more minutes or resolutions transcribed in such minutes book must be provided within 3 (three) business days of the date any of the Chairman of the Board of Directors, the Co-Secretaries of the Board of Directors or members of the Board of Directors request the same in writing.

CAPITAL STOCK DECREASES

ARTICLE TEN.- The fixed minimum portion of the capital stock of the Company may only be decreased by resolution of the General Extraordinary Shareholders Meeting, notarizing the corresponding minutes, in whole or in part, and it must be filed in the Public Registry of Commerce.

Any decreases in the variable portion of the capital stock must be made by resolution of the General Ordinary Shareholders Meeting, notarizing the corresponding minutes, without the filing thereof in the Public Registry of Commerce being necessary.

Series “2” shares of variable capital stock shall not grant to their holders the withdrawal right referred to in Article 220 of the General Law of Business Corporations.

Any capital stock decrease shall be registered in the Capital Variations Book to be kept by the Company to such effect, and the corresponding entries must be signed by the two Co-Secretaries of the Board of Directors.

CHAPTER III

MANAGEMENT

ARTICLE ELEVEN.- The management of the Company shall be in charge of a Board of Directors, which shall be comprised of 4 (four) regular members and their respective alternates, of which 3 (three) regular members and their respective alternates shall be identified as directors “A” and 1 (one) regular member and his respective alternate shall be identified as Directors “B”. Each alternate member may only cover the absences of the regular member for whom he shall have been designated as alternate. Each alternate member may only cover the absences of any of the regular members who is identified with the same letter, that is, with the letter “A” or “B”, as the case may be.

The appointment, designation, ratification, removal and acceptance of the resignation of any of the regular or alternate directors of the Company, as the case may be, must be made by holding a general shareholders meeting or by unanimous resolution thereof passed without holding a shareholders meeting.

Neither the shareholders nor the directors of the Company may hold shareholders meetings, meetings of the board of directors or unanimous resolutions without holding a meeting of shareholders or directors that are special, that is, where only shareholders or directors of any Series or class in particular participate and vote, or for any other reason. Any resolution or agreement passed in contravention of the foregoing shall be void.

The members of the Board of Directors shall hold office for one year and may be reelected; but in all events shall perform their duties until the persons designated to replace them take office.

The members of the Board of Directors shall have the following obligations and shall follow the following principles: (i) notify to the Chairman of the Board of Directors and Co-Secretaries of the Board of Directors any situation from which a conflict of interests may be derived, and refrain from participating in the corresponding discussion and vote; (ii) use the assets or services of the Company only for the attainment of the corporate purpose and define clear policies whenever, exceptionally, and upon prior authorization of the Board of Directors, such assets are used for personal affairs; (iii) devote the necessary time and attention to the performance of their position, attending at least 75% of the meetings to which they are called (only applicable to regular directors); (iv) keep absolute confidentiality about any information that may affect the business of the Company, and of the companies in which it may participate, directly or indirectly, and of the discussions conducted at the Board of Directors; (v) regular directors and, as the case may be, their respective alternates, must be mutually informed about the issues transacted at meetings of the Board of Directors that they may attend; and (vi) support the Board of Directors by means of opinions, recommendations and guidelines derived from the analysis of the performance of the Company, and of the companies in which it may participate, directly or indirectly.

The Directors shall not require to guarantee the performance of their positions, unless the General Ordinary Shareholders Meeting decides otherwise.

ARTICLE TWELVE.- The Chairman of the Board of Directors shall be designated by the General Ordinary Meeting that designates him as member of the Board of Directors, and shall have no casting vote in the event of a tie. In the absence of designation, the Director designated by majority vote of the present directors shall preside over the meetings.

The shareholders of the Company shall designate two Co-Secretaries of the Board of Directors and their respective alternates. One of the Co-Secretaries of the Board of Directors and his alternate shall be identified as Co-Secretary “A” and the other Co-Secretary and his alternate shall be identified as Co-Secretary “B”. Co-Secretary “A” and Co-Secretary “B” shall act jointly as such at the meetings of the Board of Directors. In the absence of one of the Co-Secretaries of the Board of Directors, the Co-Secretary of the Board of Directors present together with the Director designated by the Directors identified with the same letter with which the absent Co-Secretary of the Board of Directors is identified shall act as Co-Secretaries, so that one Co-Secretary identified with letter “A” and one Co-Secretary identified with letter “B” always act as Co-Secretaries. In the absence of both Co-Secretaries of the Board of Directors, the Directors designated by majority vote of each group of Directors identified under letter “A” and “B” who are present at the meeting shall act as such, one person identified with letter “A” and one person identified with letter “B” always acting jointly as Co-Secretaries.

The Co-Secretaries of the Board of Directors may or may not be members of the Board of Directors.

The minutes and copies or evidence of the minutes of meetings of the Board of Directors Meetings and of Shareholders Meetings, as well as the entries and copies or evidence of the entries contained in the non-accounting corporate books and records must be signed by the Co-Secretary identified as “A” or his alternate and by the Co-Secretary identified as “B” or his alternate.

Co-Secretaries, acting jointly, are authorized to formalize the notarization of the minutes of the meetings of the Board of Directors or of Shareholders Meetings and, as the case may be, to formalize their filing in the Public Registry of Commerce and to take all other actions that may be necessary or appropriate for the formalization of such minutes and for the resolutions passed evidenced therein to be fully effective.

ARTICLE THIRTEEN.- The Board of Directors is the legal representative of the Company and, consequently, shall be vested with the following authorities and obligations:

I. Powers-of-attorney and authorities of the Board of Directors.- Except in connection with the cases that the law and these bylaws exclusively reserve to the Shareholders Meeting, the Board of Directors shall have the following powers-of-attorney:

1.Power-of-attorney for lawsuits and collections granted with all the general authorities and special authorities which require a special clause pursuant to the Law, which is granted without limitation, as provided by the first paragraph of Article 2554 (two thousand five hundred and fifty-four) of the Civil Code for the Federal District, and 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code, and their correlative Articles of the Civil Codes for all the States of the Mexican Republic; the Board of Directors shall, therefore, be authorized, without limitation, to withdraw from any lawsuits it may file, even “amparo” proceeding; settle; submit to arbitrators; file and answer interrogatories; assign assets; challenge judges; receive payments; and take all actions expressly determined by law, including representing the Company before judicial and administrative, criminal, civil or other authorities, with the power to file criminal claims and complaints, grant pardons, become an offended party or assistant to the Public Prosecutor in criminal proceedings, before labor authorities and courts, and before the Ministry of Foreign Affairs to execute agreements with the Federal Government, upon the terms of sections one and four of Article 27 (twenty-seven) of the Mexican Constitution, its Organic Law and Regulations thereof.

2.Power-of-attorney for acts of administration, as provided by paragraph two of Article 2554 (two thousand five hundred and fifty-four) of the Civil Code for the Federal District and 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code, as well as its correlative Articles of the Civil Codes for all the States of the Mexican Republic. Consequently, it shall be authorized to freely designate and remove the Managing Director (as provided by Article Sixteen of these corporate bylaws), the General or Special Managers and all other officers, attorneys-in-fact, agents and employees of the Company, stating their authorities, obligations, work conditions, compensations and guarantees that they must provide.

3.Power-of-attorney to issue, subscribe, endorse and otherwise trade in all kinds of credit instruments in the name of the Company, upon the terms of Article 9 (nine) of the General Law of Credit Instruments and Operations and designate the persons authorized to take such actions.

4.Power-of-attorney to open and cancel banking accounts in the name of the Company, and to make deposits and draw against them and authorize and designate persons to draw against the same.

5.Power-of-attorney to designate and remove the attorneys-in-fact, officers, agents and employees of the Company, and to determine the authorities, guarantees and compensations corresponding to the attorneys-in-fact, officers, agents and employees of the Company.

6.Authority to call ordinary or extraordinary shareholders meetings, in all the cases provided by these bylaws, or whenever it is deemed appropriate, and to establish the date and time at which such meetings must be held and to enforce their resolutions.

7.Power-of-attorney to establish branches and agencies of the Company anywhere in the United Mexican States or abroad.

8.Subject to the limitations established herein, power-of-attorney to grant general and special powers-of-attorney and delegate any of the authorities stated in any and all of the above paragraphs, except for those which enforcement exclusively corresponds to the Board of Directors or the General Extraordinary Shareholders Meeting of the Company, either under the law or under these bylaws, reserving at all times and in all cases for itself the exercise of the granted authorities. The Board of Directors of the Company shall also have the fullest and unrestricted authorities to revoke any powers-of-attorney granted by the Company.

The Board may delegate its authorities to any of its Directors, the Chairman, the Managing Director or any of the officers, or to the attorneys-in-fact or delegates designated to such effect, to exercise them in the business and upon the terms and conditions stated by such Board and, in general, to perform the acts and operations that may be necessary or appropriate to attain the purpose of the Company, except for those expressly reserved by law or these bylaws to the Shareholders Meeting.

II. Notwithstanding any provision to the contrary contained in these corporate bylaws, the following cases must be approved by the Board of Directors upon favorable vote of at least 3 (three) of the 4 (four) members, without delegating the resolution thereof to any corporate body:

1.The approval of any Annual Budget or budget and any business plan, as well as any amendments or diversions related thereto exceeding 5% (five percent);

2.The contracting of any kind of financial liabilities or debt, including financial leases, which, as such, accrue interest, yields or costs in charge of the Company, not contemplated in the authorized budget and which exceed in an act or succession of acts, within a period of 12 months, the amount of US$2,000,000.00 (two million Dollars);

3.Capital Investments (CAPEX) not contemplated in the Annual Budget and which exceed, in one act or a succession of acts, within a period of time of 12 months, the equivalent of 5% (five percent) of the Capital Investments contemplated by the Annual Budget;

4.The issuance of any kind of capital or debt securities, to be placed or listed in a securities exchange or securities quotation system, as well as the designation and contracting of the corresponding placement intermediary;

5.The authorization to set up in trust, sale, assignment or transfer by any means, of the shares of the Company or of any companies in which the Company is a shareholder or partner;

6.The authorization to encumber, in any manner, any assets or the shares or partnership interests of the Company or of any companies in which the Company is a shareholder or partner;

7.The extension of loans to companies or third parties, including directors, officers and senior officers of the Company;

8.The provision of real or personal guarantees or endorsements to third parties;

9.The establishment and/or modification of the accounting or dividend policies;

10.The execution of agreements or contracting (including the modification or termination of agreements) with Related Parties;

11.The authorization for the sale or transfer of assets in an amount individually or jointly exceeding, within a period of 12 months, a sum of US$2,000,000.00 (two million Dollars), as long as such sales or transfers of assets are not contemplated in the authorized budget;

12.The execution, subscription, renewal or extension of any kind of agreement or contract for a term exceeding one year or which involves the payment or receipt or assumption of commitments to pay or receive, in a single act or in a succession of acts, a consideration or amount exceeding US$2,000,000.00 (two million Dollars);

13.The start of, or engagement in, any line of business or activity other than the Included Activities, or the establishment or execution of joint ventures or exclusiveness agreements;

14.The dissolution, liquidation, bankruptcy or insolvency of the Company or modifications to any restructure plans derived from a bankruptcy process;

15.The split-up, merger, consolidation or combination of any kind of the Company with a third party;

16.The approval of the financial statements of the Company;

17.The designation, removal and compensation of External Auditors;

18.The creation or establishment of any Committees or intermediate management bodies and their operation rules, as well as the delegation of authorities;

19.The exercise of rights pursuant to any trust to which the Company is a party;

20.The determination of the manner in which the shares, partnership interests and interests held by the Company, directly or through its Subsidiaries, trusts or agreements, in other companies, trust or agreements, shall be voted, including for the designation at all times of the same number of directors identified as “A” and directors identified as “B”; and

21.The granting of powers-of-attorney to authorize any person to take the actions contemplated in the above paragraphs.

For purposes to these corporate bylaws and this Article, the following terms shall have the meanings ascribed to them as follows:

Included Activities: means (i) the provision of telecommunication services, including the provision of the mobile radiotelephony service with cellular technology, fixed or mobile wireless access, long distance, fixed telephony, provision of point-to-point and point-multipoint linking capacity, (ii) the provision of Internet and other additional and value added services, and (iii) the provision of restricted television services.

Affiliates: means any individual or legal entity, trust or any legal entity which directly or indirectly Controls, is Controlled by or is under common Control with the applicable shareholder, and only in the case of individuals, their heirs, donees and/or assignees (as long as they are relatives by consanguinity, in ascending, descending or collateral straight line, without limitation of degree, or trusts set up in Mexico or abroad and in which they directly or indirectly designate their relatives by consanguinity without limitation of degree as beneficiaries).

Capital Investments: shall mean the investments made and expenses incurred in lands, real property, furniture and fixtures, facilities, antennas, equipment (including the assets corresponding to the telecommunications network) and in any other assets considered as not outstanding in the balance sheet of the Company and/or of the Subsidiaries of the Company, any improvements to leased premises and equipment acquired under lease plans, provided that the capitalized investments must comply with the provisions of the financial information standards that may be applicable.

Related Parties: means (a) any person who directly or indirectly holds an interest in the capital stock of the Company or its Affiliates, shareholders, directors, officers, employees or former employees of the last year (including, in the case of the shareholders, directors, officers or employees referred to above, the spouse or any relative by consanguinity in ascending, descending or collateral straight line, without limitation of degree of any of them and in the case of Affiliates, any director, officer, employee or former employee of the last year of such Affiliates), (b) the shareholders, directors, officers, employees or former employees of the last year, of the Company or of any of the subsidiaries of the Company (including in the case of the shareholders, directors, officers or employees referred to above, the spouse or any relative by consanguinity in ascending, descending or collateral straight line, without limitation of degree of any of them), or (c) any company or entity where any of the persons listed in subparagraphs (a) or (b) above participates directly or indirectly, either as a shareholder, partner, director, creditor or representative.

Annual Budget: shall mean any budget of the Company and/or the Subsidiaries of the Company approved by the Shareholders Meeting or by the Board of Directors of the Company, which is in force at any time.

Subsidiary: shall mean any company in which a legal entity holds an interest of up to 50% (fifty percent) in its capital stock, directly or indirectly, through companies, partnerships, trusts or other entity or juridical act.

Subsidiary of the Company: means any company in which the Company holds or may hold more than 25% (twenty-five percent) of its capital stock, directly or indirectly, through companies, partnerships, trusts or other entity or juridical act, or in which the Company holds or may hold, by any means, the authority to directly or indirectly designate a majority of the members of the board of directors of the applicable companies.

MEETINGS OF THE BOARD OF DIRECTORS

ARTICLE FOURTEEN.- The Board of Directors shall meet with the frequency determined by the same. The Board of Directors may meet whenever it is called by the two Co-Secretaries of the Board of Directors, acting jointly, or by two Statutory Auditors of the Company, acting jointly.

Calls for the Board of Directors Meetings must be signed by those who prepare them and sent to the regular and alternate members of the Board of Directors by mail, telegram, facsimile or courier or the like, return receipt requested, at least 5 business days prior to the date of the meeting. Calls must be sent to the regular and alternate members of the Board of Directors who live outside the corporate domicile by telegram, facsimile or courier or the like, return receipt requested, in the same advance as they are sent to the members who are domiciled in the corporate domicile of the Company. Meetings may be held without such call if all the regular members of the Board of Directors or their respective alternates are present.

Meetings of the Board of Directors must be held at the domicile of the Company, except when the Board of Directors deems it appropriate to hold them elsewhere in the Mexican Republic or abroad.

The Company shall have a book in which it shall enter the minutes of all meetings of the Board of Directors or any unanimous resolutions passed. The Minutes Book of the Board of Directors of the Company shall be kept at the domicile that the shareholders of the Company agree upon in writing, at a meeting or without holding a meeting, and access thereto must be provided at any time, in an unrestricted and unconditional manner, to any of the Co-Secretaries or members of the Board of Directors, upon written request. Likewise, simple copies or copies certified by a Notary Public of one or more minutes or resolutions transcribed in such minutes book must be delivered within 3 (three) business days of the date any of the Co-Secretaries or members of the Board of Directors request the same in writing.

ATTENDANCE QUORUM AND RESOLUTIONS

OF THE BOARD OF DIRECTORS

ARTICLE FIFTEEN.- For meetings of the Board of Directors to be deemed legally valid, the presence of a majority of its members shall be required. The resolutions of the Board of Directors shall be valid when passed by majority vote of the members present at the meeting of the Board of Directors, provided, however, that in the case of any of the affairs provided by paragraphs 1 to 21 of subparagraph II) of Article Thirteen of these corporate bylaws, the favorable vote of 3 (three) of the 4 (four) members of the Board of Directors shall be required in all events. In no event shall the Chairman of the Board of Directors have a casting vote.

At the adjournment of each meeting of the Board of Directors, the text of the resolutions and agreements passed by such body, shall be submitted to the approval of the members of the Board of Directors who shall have attended the meeting. Once such resolutions and agreements are approved, they must be reflected in the minutes that the Co-Secretary identified with letter “A” and the Co-Secretary identified with letter “B” may draft at the meeting, which shall be transcribed in the book kept to such effect and shall be signed by the Chairman and Co-Secretaries of the meeting. The Statutory Auditors who shall have been present at the meeting may also sign the corresponding minutes, without their signatures being required.

The resolutions of the Board of Directors shall be validly passed without holding a meeting of the Board of Directors, pursuant to Article 143 of the General Law of Business Corporations, provided that: (i) they have the favorable vote of all the regular members of the Board of Directors or their respective alternate and (ii) the resolutions are confirmed in writing. The respective minutes of resolutions unanimously passed without holding a meeting must also be signed by both Co-Secretaries of the Board of Directors and must be transcribed in the Minutes Book of meetings of the Board of Directors of the Company.

ARTICLE SIXTEEN.- The daily management of the Company shall be entrusted to a Managing Director.

The Board of Directors of the Company may at any time request and remove the Managing Director upon favorable vote of the Directors identified with letter “A” or the Directors identified with letter “B”. The removal of the Managing Director shall involve the automatic revocation of each and all powers-of-attorney granted in his favor by the Company, provided that from the date of removal, any powers-of-attorney granted to him shall be automatically void. In such case, the directors who shall have not requested the removal of the Managing Director shall within, ten business days of the removal, present 3 (three) candidates to hold the position of Managing Director and the directors who shall have requested the removal shall choose which of the 3 (three) candidates shall hold the position of Managing Director. Any proposed candidate must be a person not related to the shareholder or group of directors who propose him, must meet the independence requirements applicable to the members of the Board of Directors of an issuer referred to in the Mexican Securities Market Law, and must be a person knowledgeable in the industry and trade in which the company participates and conducts its business.

The financial, management and treasury functions of the Company shall be entrusted to a Chief Financial and Management Officer. Directors identified with letter “B” shall be entitled to designate a person who holds the position of Chief Financial and Management Officer.

The Board of Directors of the Company may at any time request and remove the Chief Financial and Management Officer upon favorable vote of Directors identified with letter “A” or Directors identified with letter “B”. The removal of the Chief Financial and Management Officer shall involve the automatic revocation of each and all the powers-of-attorney granted in his favor by the Company, it being understood that from the date of removal, the powers-of-attorney granted to him shall be automatically void. However, the Board of Directors shall take the actions necessary to revoke the powers-of-attorney granted to the Chief Financial and Management Officer. Any directors who shall have not requested the removal of the Chief Financial and Management Officer, within ten business days of the removal shall present 3 (three) candidates to hold the position of Chief Financial and Management Officer, and the directors who shall have requested the removal shall choose between the 3 (three) candidates, the one who shall hold the position of Chief Financial and Management Officer within five business days of the date they receive the proposal for the 3 (three) candidates. No proposed candidate may be a Related Party to the group of directors who proposes him, must meet the independence requirements applicable to the members of the Board of Directors of an issuer referred to in the Mexican Securities Market Law and must be knowledgeable and experienced in financial and administrative affairs.

The Directors identified under letter “A” shall be entitled to designate the person to hold the position of Senior Counsel of the Company. The Directors identified under letter “B” shall be entitled to designate the person to hold the position of Comptroller of the Company.

The removal of the Senior Counsel or Comptroller shall involve the automatic revocation of each and all the powers-of-attorney granted in their favor by the Company, it being understood that from the date of removal, the powers-of-attorney that shall have been granted to them shall be automatically void. However, the Board of Directors shall take the actions necessary to revoke the powers-of-attorney granted to the Senior Counsel and the Comptroller. The directors who shall have not requested the removal, within ten business days of the removal, shall present 3 (three) candidates to hold the position of Senior Counsel or Comptroller, and the Directors who shall have requested the removal shall choose among the 3 (three) candidates the one who shall hold the position of Senior Counsel or Comptroller within five business days of the date they receive the proposal of the 3 (three) candidates. No proposed candidate may be a Related Party to the group of directors who proposes him, must meet the independence requirements applicable to the members of the Board of Directors of an issuer referred to in the Mexican Securities Market Law, and must be knowledgeable and experienced in the position he holds.

ARTICLE SEVENTEEN.- Unless the General Extraordinary Shareholders Meeting provides otherwise, any power-of-attorney granted by the Company in order to attain its corporate purpose, either through the Board of Directors of by any other means, must contain at least the following limitations: (i) no attorney-in-fact shall have powers-of-attorney for acts of ownership; (ii) the powers-of-attorney for acts of administration and for credit instruments must be exercised jointly at all times by one attorney-in-fact identified as “A” and one attorney-in-fact identified as “B”. The Directors identified under letter “A” shall be entitled to designate the attorneys-in-fact identified as Attorneys-in-Fact “A”, while the Directors identified under letter “B” shall be entitled to designate the attorneys-in-fact identified as Attorneys-in-Fact “B”; (iii) the powers-of-attorney for acts of administration in labor affairs and for lawsuits and collections, may be exercised individually provided that such powers-of-attorney shall expressly establish that the attorneys-in-fact shall have no authorities to assign assets; and (iv) in no event shall the attorneys-in-fact have authorities of delegation or substitution.

ARTICLE SEVENTEEN-BIS.- The Company shall have an Executive Committee comprised of 4 (four) regular members. The Directors identified under letter “A” or the Chairman of the Board of Directors identified under letter “A” shall designate 3 (three) members and their respective alternates, and the Directors identified under letter “B” shall designate the other member and his respective alternate. Each alternate may only cover the absence of any of the members of the Committee who shall have been designated by the group of directors or Chairman of the Board of Directors. The members of the Executive Committee may or may not be members of the Board of Directors of the Company.

The Executive Committee shall be presided over by the person designated by the Series I Shareholders. The Chairman of the Executive Committee may or may not be a member of the Board of Directors. In no event, shall the Chairman of the Executive Committee have a casting vote.

The Executive Committee shall have two persons who shall act as Co-Secretaries. Both Series “A” and “AA” Shareholders and Series “B” and “BB” Shareholders shall be entitled to designate one Co-Secretary of the Executive Committee. The Co-Secretaries of the Executive Committee may or may not be members of the Board of Directors. The Co-Secretaries of the Executive Committee shall hold office until the Shareholders Meeting that shall have designated them resolves otherwise. Co-Secretaries shall have the authorities provided by these corporate bylaws and the applicable legislation.

To the extent they are not reserved to another corporate body by statutory provision or by these bylaws, the Executive Committee shall have the authority to pass all kinds of resolutions with respect to operating affairs and the conduction of the everyday business of the Company.

The Executive Committee must meet at least on a monthly basis, upon five  calendar days prior written call to the members of the Executive Committee; however, it shall hold meetings at any time upon requirement, upon five days prior written call to the other members of the Executive Committee. The call must be sent and signed by the two Co-Secretaries by private courier, telefax, courier or any other means ensuring that the members of the Executive Committee received it, at least five days prior to the date of the meeting. The call must specify the time, date, location of the meeting and the respective Agenda and shall be signed by two Co-Secretaries. No call shall be necessary when all the members that comprise the Executive Committee meet.

For meetings of the Executive Committee to be deemed legally convened, the presence of at least a majority of its members shall be required and the resolutions shall be validly passed upon favorable vote of a majority of its members.

Minutes must be drafted from each meeting of the Executive Committee and they shall be transcribed in a Special Minutes Book of the Executive Committee; the minutes shall evidence the resolutions passed, and they shall be signed by whoever shall have acted as Co-Secretaries.

The Special Minutes Book of the Executive Committee of the Company shall be kept at the offices of the Company located at Montes Urales 460, colonia Lomas de Chapultepec, delegación Miguel Hidalgo, Mexico City, Federal District, mail code 11000, by the Senior Counsel of the Company, but access thereto may be provided at any time in an unrestricted and unconditional manner to any of the Co-Secretaries or members of the Executive Committee upon written request. Likewise, simple copies or copies certified by a Notary Public of one or more minutes or resolutions transcribed in such special book must be provided within 3 (three) business days of the date any of the Co-Secretaries or members of the Executive Committee so request in writing.

CHAPTER IV

SURVEILLANCE

ARTICLE EIGHTEEN.- The surveillance of the Company shall be entrusted to two Statutory Auditors with their respective alternates, designated by the General Ordinary Shareholders Meeting. The shareholders of the Company must designate a Statutory Auditor who shall be identified under letter “A” and his alternate and another Statutory Auditor who shall be identified under letter “B” and his alternate.

Statutory Auditors need not be shareholders of the Company; they shall hold office for one year and may be reelected; but in all events shall perform their positions until the persons designated to substitute them take office.

The Statutory Auditors shall have the authorities and obligations listed in Article 166 and other applicable provisions of the General Law of Business Corporations, and those contemplated by these bylaws and those delegated by the General Shareholders Meeting.

Statutory Auditors must be called to meetings of the Board of Directors and Shareholders Meetings.

The Statutory Auditors shall guarantee the performance of their positions, as the case may be, in the manner resolved by the General Ordinary Shareholders Meetings.

CHAPTER V

SHAREHOLDERS MEETINGS

ARTICLE NINETEEN.- The Shareholders Meeting is the highest body of the Company and its meetings shall be held at the corporate domicile. Shareholders Meetings shall be General Extraordinary and General Ordinary Meetings.

The General Meetings called to deal with any of the issues listed in Article 182 of the General Law of Business Corporations and any other affairs reserved to the General Extraordinary Shareholders Meeting in the manner provided by these corporate bylaws shall be Extraordinary.

General Ordinary Meetings shall be held at least once a year, within the four months following the closing of each fiscal year. In addition to the items of the Agenda, the following must be transacted: (i) the issues referred to in Article 181 of the General Law of Business Corporations, (ii) the designation of members of the Board of Directors, Chairman, Co-Secretaries, Executive Committee and Statutory Auditors; and (iii) the determination of their compensations.

For purposes of Article 181 of the General Law of Business Corporations, it shall be necessary for both Statutory Auditors to submit their report for the General Ordinary Shareholders Meetings to be held and for the resolutions passed thereat in the manner provided by these corporate bylaws and the applicable legislation to be valid.

The Company shall keep a book where all the Minutes of all Shareholders Meetings or resolutions unanimously passed are entered. The Shareholders Meetings Minutes Book of the Company shall be kept at the domicile agreed to in writing by the shareholders of the Company at a meeting or without holding a meeting and access thereto must be provided at any time, in an unrestricted and unconditional manner to any of the Co-Secretaries or members of the Board of Directors, upon written request. Likewise, simple copies or copies certified by a Notary Public of one or more minutes or resolutions transcribed in such minutes book must be delivered within 3 (three) business days of the date any of the Co-Secretaries or members of the Board of Directors request the same in writing.

CALLS

ARTICLE TWENTY.- Calls for Shareholders Meetings must be made by the Board of Directors, by two Co-Secretaries acting jointly or two Statutory Auditors acting jointly. Likewise, shareholders representing at least ten percent of the capital stock, may request in writing the Board of Directors or the two Statutory Auditors to call at any time a Shareholders Meeting to discuss the affairs specified in their request.

Any shareholder who owns a share shall have the same right in any of the cases referred to in Article 185 of the General Law of Business Corporations and pursuant to the procedure established therein.

ARTICLE TWENTY-ONE.- Calls for Meetings must be published in the Federal Register or in one of the newspapers of highest circulation at the corporate domicile of the Company, at least fifteen days prior to the date established for the Meeting. Calls shall include the Agenda and must be signed by the persons who prepare them, provided that if they are prepared by the Board of Directors, they must include the signature of the two Co-Secretaries or the two Alternate Co-Secretaries.

The documents related to each of the items established in the Agenda must be available to the shareholders, at least fifteen days prior to the date of the Meeting.

Meetings may be held without prior call, if the capital stock is fully represented at the time of the vote.

ATTENDANCE

ARTICLE TWENTY-TWO.- To attend Meetings, shareholders must provide the corresponding admission card, which shall be issued only upon request of the persons who are filed as shareholders in the Share Registry Book of the Company, which request must be submitted at least forty-eight hours before the time established for the Meeting, accompanied by their definitive or provisional share certificates, or evidence of the deposit of such definitive or provisional share certificates issued by an institution authorized thereunto.

For purposes of presence at the Meetings, the Share Registry Book shall be closed forty-eight hours before the date established for the applicable Meeting.

Shares deposited in order to be entitled to attend the Meeting shall only be returned after the same is held, upon deliver of the voucher issued to the shareholder in exchange therefor.

REPRESENTATION OF SHAREHOLDERS

ARTICLE TWENTY-THREE.- Shareholders may be represented at Meetings by the person or persons designated by a letter of proxy signed before two witnesses or a power-of-attorney granted in the form prepared by the Company. The members of the Board of Directors and Statutory Auditors may not represent the shareholders of the Company at any Meeting.

Pursuant to Article 178 of the General Law of Business Corporations, the resolutions of Shareholders Meetings shall be validly passed without holding a physical Meeting, as long as: (i) the favorable vote of all shareholders is obtained; and (ii) the resolutions are confirmed in writing. The minutes evidencing the resolutions unanimously passed without holding a meeting, must be signed by both Co-Secretaries and must be transcribed in the Minutes Book of the Company.

ARTICLE TWENTY-FOUR.- The Meetings shall be presided over by the Chairman of the Board of Directors and in his absence, by any person designated by a majority vote of the present shareholders. Co-Secretaries shall act as such at Shareholders Meetings. In the absence of one of the Co-Secretaries, the person designated by the group of shareholders that designated the absent Co-Secretary to such effect shall act as Co-Secretary. In the absence of both Co-Secretaries, the persons designated by majority vote of each group of shareholders present at the meeting shall act as such.

The minutes of the Meeting shall be registered in the respective book and signed by the Chairman and Co-Secretaries of the Meeting. The Statutory Auditors who shall have been present at the Meeting may also sign the corresponding minutes, without their signature being required.

ATTENDANCE QUORUM AND RESOLUTIONS

AT ORDINARY MEETINGS

ARTICLE TWENTY-FIVE.- For a General Ordinary Shareholders Meeting to be deemed legally convened upon first or ulterior call at least 65% (sixty-five percent) of the outstanding shares must be represented at the same.

For resolutions of the General Ordinary Meeting to be validly passed upon first or ulterior call, the vote of 65% (sixty-five percent) of the outstanding Shares shall be required.

ATTENDANCE QUORUM AND RESOLUTIONS

AT EXTRAORDINARY MEETINGS

ARTICLE TWENTY-SIX.- For a General Extraordinary Shareholders Meeting to be deemed legally convened upon first or ulterior call, at least 75% (seventy-five percent) of the outstanding shares must be represented thereat.

For resolutions of the General Extraordinary Meeting to be validly passed, upon first or ulterior call, they must have the favorable vote of at least 65% (sixty-five percent) of the outstanding Shares.

CHAPTER VII

FINANCIAL INFORMATION

ARTICLE TWENTY-SEVEN.- Within three months of the closing of each fiscal year, the Board of Directors shall prepare, at least, the following financial information:

1.-A report of the Board of Directors on the business of the Company during the fiscal year, as well as a report on the policies followed by the Board and, as the case may be, on the main existing projects;

2.-A report stating and explaining the main accounting and information policies and criteria followed in the preparation of financial information;

3.-A statement of financial condition of the Company as of the closing of the fiscal year;

4.-A statement of duly explained and classified profits and losses of the Company for the fiscal year;

5.-A statement of changes in financial condition of the Company for the fiscal year;

6.-A statement of changes in the shareholders equity, occurred during the fiscal year; and

7.-Any notes that may be necessary to complete or clarify the information reflected in the previous statements.

In addition to the foregoing, the Shareholders of the Company and the members of the Board of Directors or the Statutory Auditors shall have at all times the right to request, and must be provided unlimited access to all the information, records, files and documentation of the Company, including financial, accounting, legal, corporate, technical, operating, administrative and tax information.

The Board of Directors must provide to the Shareholders, on a monthly and quarterly basis, monthly and quarterly unaudited, individual and consolidated financial statements of the Company, and on a yearly basis, individual and consolidated financial statements of the Company with an opinion, which must include at least a balance sheet, a statement of profits and losses, a statement of changes in net worth and statement of changes in financial condition, and in the case of individual financial statements with opinion, also, the corresponding explanatory notes. The information for each month must be delivered to the shareholders within 15 (fifteen) calendar days of the month to which such information corresponds. The quarterly information must be delivered to the shareholders within 15 (fifteen) calendar days of the quarter to which such information corresponds. The annual information must be delivered to the shareholders within 35 (thirty-five) calendar days of the end of each fiscal year.

All financial information that must be or intended to be presented or submitted to the General Shareholders Meeting of the Company must be previously approved by the Board of Directors of the Company.

ARTICLE TWENTY-EIGHT.- The report referred to in the above Article, together with the report of the Statutory Auditors, must be completed and made available to the shareholders, together with the evidencing documentation, at least fifteen days prior to the Meeting that shall discuss them. Shareholders shall be entitled to be given a copy of the corresponding reports.

PROFITS AND LOSSES

ARTICLE TWENTY-NINE.- Once the statutory deductions are made, including, without limitation, that concerning the payment of Income Tax, the annual net profits shown in the financial statements approved by the Meeting, shall be applied as follows:

1.-Five percent to the legal provision fund, until the same is equivalent, at least, to twenty percent of the capital stock; and

2.-The balance, if any, for the purpose determined by the General Ordinary Shareholders Meeting.

If there are any losses, they shall be reported by the shareholders in proportion to the number of their shares and up to the value paid for the same.

ARTICLE THIRTY.- Dividends not collected within five years from the date they were resolved are deemed to be waived and subject to the statute of limitations in favor of the Company, pursuant to the applicable laws, and they must be credited to the ordinary provision fund.

CHAPTER VIII

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY-ONE.- The Company shall be dissolved in any of the events provided by Article 229 of the General Law of Business Corporations.

ARTICLE THIRTY-TWO.- After the Company is dissolved, it shall be liquidated, which liquidation shall be in charge of the person or persons determined by the General Extraordinary Shareholders Meeting.

ARTICLE THIRTY-THREE.- The liquidation shall be made in accordance with the resolutions passed by the shareholders when the dissolution of the Company is resolved or declared. In the absence of special resolutions of the Meeting, the liquidation shall be made pursuant to the provisions of the respective chapter of the General Law of Business Corporations.

CHAPTER IX

FISCAL YEARS

ARTICLE THIRTY-FOUR.- Fiscal years shall last one year, from the first day of January to the thirty-first day of December every year.

CHAPTER X

SUPPLEMENTARY REGULATIONS AND JURISDICTION

ARTICLE THIRTY-FIVE.- For everything not expressly contemplated by these corporate bylaws, the provisions of the General Law of Business Corporations shall be applied.

ARTICLE THIRTY-SIX.- The local courts of the corporate domicile of the Company shall be the sole competent courts to intervene and enforce these corporate bylaws. To such effect, the shareholders, the members of the Board of

Directors, the Statutory Auditors and other officers of the Company, expressly submit themselves to the jurisdiction of such courts to settle any controversy that may arise among them and the Company, waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles or otherwise.”